February 19, 2025	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JANUARY 2025 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for January 2025, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration grew 15% year-over-year and 2% over the preceding month primarily due to higher equity markets and modest net inflows in January,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances of $57.3 billion were flat compared to the prior-year period and down 4% compared to the preceding month, primarily the result of quarterly fee billings and client reinvestment activity. Our investment banking pipeline continues to be healthy, although the timing of closings is difficult to predict. Bank loans grew 8% year-over-year and 1% over the preceding month, reflecting continued growth in securities-based loans.”

Operating Data

	As of			% change from
$ in billions	January 31, 2025	January 31, 2024	December 31, 2024	January 31, 2024	December 31, 2024
Client assets under administration	$1,590.0	$1,376.9	$1,557.5	15%	2%
Private Client Group assets under administration	$1,524.7	$1,317.7	$1,491.8	16%	2%
Private Client Group assets in fee-based accounts	$898.4	$751.2	$876.6	20%	2%
Financial assets under management	$250.9	$214.9	$243.9	17%	3%

Bank loans, net	$47.5	$44.0	$47.2	8%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$57.3	$57.5	$59.7	—%	(4)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.59 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.